***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

PATENT OPTION AND LICENSE AGREEMENT
University of Michigan Files # 0373pl, 0546, 0546p2, 0546.lpl, 0546.lp2, 0546pldl , 0546pld2, 0546pld3, 0546pld4, 0546pld5, 0546pld5cl, 0623c2, 0623c2dl, 0932plcl, 623c4, 1134, 1181a, 1181A-RE, 118lb, 1503, 1558, 2719
This Agreement is entered into on May 24, 2006 (“EFFECTIVE DATE”), between The Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”) located at Office of Technology Transfer, 3003 S. State Street, Suite 2071, Ann Arbor, MI 48109-1280, and Chimerix, Inc., a Delaware corporation (“COMPANY”), located at 5007 Southpark Drive, Suite 200, Durham, NC 27713.
MICHIGAN desires to grant COMPANY the exclusive, time-limited option to obtain a license to certain of MICHIGAN’s patent rights, and COMPANY desires a period of time in which to evaluate the patent rights and determine whether to exercise such option; and
MICHIGAN and COMPANY have entered into that certain Compound Library Purchase Agreement dated as of the EFFECTIVE DATE (the “PURCHASE AGREEMENT”), pursuant to which MICHIGAN is selling and COMPANY is purchasing the collection of compositions identified therein as the COMPOUND LIBRARY (the “COMPOUND LIBRARY”).
In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MICHIGAN and COMPANY therefore agree as follows:
ARTICLE 1- DEFINITIONS
The following definitions apply to this AGREEMENT:
1.1    “FIELD OF USE” means all uses.
1.2    “PATENT RIGHTS” means MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:
(a)    the following United States patents and patent applications:
[…***…]

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[…***…]
(b)    any foreign counterparts of any of the foregoing;
(c)    all divisionals, continuations, continuations-in-part (but only with respect to claims thereof that cover subject matter within the scope of the claims in the patents and patent applications listed in subparagraph (a) of this Section 1.2) thereof ;
(d)    any other patent application claiming priority to (i) any of the patents and patent applications listed in subparagraph (a) of this Section 1.2 or (ii) any patent or patent application from which the patents and patent applications listed in subparagraph (a) of this Section 1.2 claim priority; and
(e)    all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.
1.3    “LICENSED PRODUCT” means any product, the manufacture, use or sale of which would, in the absence of a license under the PATENT RIGHTS, comprise an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which such product is sold.
1.4    “LIBRARY COMPOUND” means any composition of matter that is included in the COMPOUND LIBRARY.
1.5    “LIBRARY PRODUCT” means any LICENSED PRODUCT that contains a LIBRARY COMPOUND.
1.6    “OPTION” has the meaning provided in Section 4.1.
1.7    “OPTION PERIOD” has the meaning provided in Section 4.3.
1.8    “NET SALES” means the gross amounts received by COMPANY or its SUBLICENSEES (as applicable) for sales of LICENSED PRODUCTS to third parties that are not affiliates or SUBLICENSEES of the selling party (unless such affiliate or SUBLICENSEE is the

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end user of such LICENSED PRODUCT, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a third party in an arm’s-length transaction), less the following items, as allocable to such LICENSED PRODUCT (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); and (v) government mandated rebates.”
1.9    “COMMERCIALLY REASONABLE EFFORTS” means those efforts, consistent with the exercise of prudent scientific and business judgment, that would typically be devoted in the biopharmaceutical field to products of similar market potential, profit potential or strategic value, in view of conditions then prevailing and taking into account that scientific, technical, regulatory or business considerations may, in the absence of delay caused by COMPANY, make it commercially reasonable to cease, delay or modify research, discovery, development, regulatory or government-directed activities for a product.
1.10    “SUBLICENSEE” means any third party licensed by COMPANY (either directly or by another third party licensed by COMPANY) to develop or commercialize LICENSED PRODUCTS in accordance with the terms of this AGREEMENT.
1.11    “TERM” has the meaning provided in Section 6.1.
1.12    “PREVIOUSLY-GRANTED RIGHTS” has the meaning any written agreements (including, without limitation, license agreements, option agreements, confidentiality agreements and materials transfer agreements) under which MICHIGAN has granted to any third party any right or license with respect to any PATENT RIGHT, LICENSED PRODUCT and/or LIBRARY COMPOUND.
ARTICLE 2    - EVALUATION LICENSE
2.1    EVALUATION LICENSE GRANT. In order to permit COMPANY to evaluate its interest in exercising the OPTION, MICHIGAN hereby grants to COMPANY, during the OPTION PERIOD, an exclusive (except as set forth below), worldwide, royalty-free license, without the right to sublicense, under the PATENT RIGHTS to conduct internal research of LICENSED PRODUCTS in the FIELD OF USE.
2.2    MICHIGAN RETAINED RIGHTS. The exclusivity of the license granted pursuant to Section 2.1 shall be subject to the retained right of MICHIGAN to practice PATENT RIGHTS for educational and research purposes, the right to grant the same rights to other non profit institutions for internal use only, and to license the federal government if required under any prior funding agreement. The exclusivity is also subject to the PREVIOUSLY-GRANTED RIGHTS.
ARTICLE 3    - PATENT PROSECUTION, MAINTENANCE AND
ENFORCEMENT
3.1    RESPONSIBILITY FOR PROSECUTION AND MAINTENANCE. MICHIGAN shall control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, subject to the provisions of Section 3.2 below.

3.

3.2    CONSULTATION. MICHIGAN shall consider in good faith the requests and suggestions of COMPANY with respect to strategies for filing and prosecuting the PATENT
RIGHTS. MICHIGAN shall keep COMPANY informed of progress with regard to the preparation, filing, prosecution and maintenance of PATENT RIGHTS and shall provide to COMPANY copies of documents relevant to such preparation, filing, prosecution or maintenance. In the event that MICHIGAN desires to abandon any PATENT RIGHTS, MICHIGAN shall provide reasonable prior written notice to COMPANY of such intention to abandon (which notice shall, in any event, be given no later than […***…] days prior to the next deadline for any action that may be taken with respect to such PATENT RIGHT with the U.S. Patent & Trademark Office or any foreign patent office) and provide COMPANY an opportunity to assume responsibility for such PATENT RIGHT.
3.3    CONFIDENTIALITY. COMPANY agrees to hold all information disclosed to it by MICHIGAN pursuant to Section 3.2 confidential and to use such information only for the purpose of advancing PATENT RIGHTS and/or practicing the license(s) granted to COMPANY hereunder in accordance with the terms and conditions of this AGREEMENT. COMPANY shall return all such information to MICHIGAN if the OPTION PERIOD expires without COMPANY having exercised the OPTION.
3.4    PATENT COSTS. COMPANY shall reimburse MICHIGAN for all reasonable fees and expenses incurred during the TERM for preparing, filing, prosecuting, restoring, and maintaining the PATENT RIGHTS. MICHIGAN shall invoice COMPANY for such costs on a monthly basis (with appropriate supporting documentation), and COMPANY shall pay each such invoice within […***…] days of receipt. Notwithstanding the foregoing, COMPANY shall have the right to terminate its obligation to reimburse patent expenses pursuant to this Section 3.4 with respect to specifically selected patents or patent applications within the PATENT RIGHTS by (i) declaring in writing to MICHIGAN an intent to terminate its obligation, and (ii) specifically stating within this declaration the patents or patent applications within the PATENT RIGHTS to which the termination will apply (hereinafter, the “DROPPED PATENTS”). With respect to the DROPPED PATENTS only, (i) COMPANY’s obligations to reimburse patent expenses shall terminate with respect to expenses incurred by MICHIGAN after […***…] days from such notice and (ii) the OPTION (if then in effect) and all licenses granted herein under such DROPPED PATENTS shall immediately terminate; provided, however, that this AGREEMENT shall remain in full force and effect in accordance with its terms with respect to all PATENT RIGHTS other than the DROPPED PATENTS.
3.5    COOPERATION. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any PATENT RIGHTS under this AGREEMENT and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any PATENT RIGHT in accordance with this AGREEMENT. Such cooperation includes, but is not limited to promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
3.6    ENFORCEMENT OF PATENT RIGHTS. MICHIGAN and COMPANY shall promptly notify the other in writing of any alleged or threatened infringement of any PATENT
RIGHT of which they become aware. Prior to exercise of the OPTION, MICHIGAN shall have the first right to bring and control any action or proceeding with respect to infringement of any

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PATENT RIGHT at its own expense and by counsel of its own choice, and COMPANY shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
From and after exercise of the OPTION (if any) and for the remainder of the TERM, COMPANY shall have the first right to bring and control any action or proceeding with respect to infringement of any PATENT RIGHT at its own expense and by counsel of its own choice, and MICHIGAN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the party having the first right to bring and control an action or proceeding fails to bring such action or proceeding within (a) […***…] days following the notice of alleged infringement or (b) […***…] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, the other party shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and such party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action in accordance with this Section 3.6, and there is a reasonable basis for bringing such action, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 3.6 relating to any PATENT RIGHT without the prior written consent of such other party, which shall not be unreasonably withheld, conditioned or delayed. Any recovery realized as a result of such litigation, after reimbursement of any reasonable litigation expenses of MICHGAN and COMPANY, shall be divided as follows: […***…]% to COMPANY and
[…***…]% to MICHIGAN.
ARTICLE 4    - OPTION
4.1    OPTION GRANT. Subject to the terms and conditions of this AGREEMENT, MICHIGAN hereby grants to COMPANY, during the OPTION PERIOD, an exclusive option (the “OPTION”) to obtain an exclusive (except as set forth below), worldwide, royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, to practice the inventions claimed in the PATENT RIGHTS in the FIELD OF USE, including, without limitation, to develop, make, have made, use, sell, have sold, offer for sale and import LICENSED PRODUCTS in the FIELD OF USE.
4.2    OPTION FEE. In consideration of the grant of the OPTION, COMPANY shall pay MICHIGAN a non-refundable option fee of […***…] Dollars ($[…***…]) within […***…] days after execution of this AGREEMENT. Payment shall be made by check made out to the Regents of the University of Michigan and delivered according to the provision for notices in Article 9 below. The licenses granted herein shall not be effective, and the OPTION shall not be exercisable, unless and until such payment is made in full.
4.3    OPTION PERIOD. The OPTION shall extend for a period of […***…] from the EFFECTIVE DATE of this AGREEMENT (the “OPTION PERIOD”). Unless and until the OPTION PERIOD expires without COMPANY having exercised the OPTION, or this AGREEMENT is otherwise terminated in accordance with its terms, MICHIGAN shall not grant to any third party any right or license under the PATENT RIGHTS.
4.4    EXERCISE OF OPTION. COMPANY may exercise its OPTION at any time prior to expiration of the OPTION PERIOD upon written notice of exercise to MICHIGAN given in accordance with Article 9.

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ARTICLE 5    - LICENSE TERMS
5.1    LICENSE GRANT. Effective upon COMPANY’s exercise of the OPTION in accordance with Section 4.4, and without any further action by either of the parties, MICHIGAN shall be deemed to have granted, and does hereby grant, to COMPANY during the TERM exclusive (except as set forth below), worldwide, royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, to practice the inventions claimed in the PATENT RIGHTS in the FIELD OF USE, including, without limitation, to develop, make, have made, use, sell, have sold, offer for sale and import LICENSED PRODUCTS in the FIELD OF USE.
5.2    MICHIGAN RETAINED RIGHTS. The exclusivity of the license granted pursuant to Section 5.1 shall be subject to the retained right of MICHIGAN to practice PATENT RIGHTS for educational and research purposes, the right to grant the same rights to other non profit institutions for internal use only, and to license the federal government if required under any prior funding agreement. The exclusivity is also subject to any rights that may have been granted by MICHIGAN prior to the EFFECTIVE DATE hereof.
5.3    DILIGENCE. COMPANY agrees that, commencing upon exercise of the OPTION and thereafter during the TERM, COMPANY shall use COMMERCIALLY REASONABLE EFFORTS to develop and make commercially available LICENSED PRODUCTS for public use as soon as practicable. On or before […***…] of each year during the TERM after exercise of the OPTION, COMPANY shall submit to MICHIGAN a report summarizing its research, regulatory approval, marketing and product development objectives for LICENSED PRODUCTS for the coming year, as well as the research, regulatory approval, marketing and development activities for LICENSED PRODUCTS which COMPANY undertook during the preceding year.
5.4    As part of the diligence required by Paragraph 5.1, COMPANY agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS by the following dates:

(a)	First initial screening of LICENSED PRODUCTS within […***…] of Effective Date of License Agreement

(b)	Identification of initial drug candidate within […***…] of Effective Date of License Agreement

(c)	First Commercial Sale within […***…] of Effective Date of License Agreement
5.5    PAYMENTS.
(a)    EARNED ROYALTIES. COMPANY shall pay to MICHIGAN the following royalties on annual NET SALES of LICENSED PRODUCTS by COMPANY and its SUBLICENSEES:
(i)    a running royalty of […***…] percent ([…***…]%) of NET SALES of LIBRARY PRODUCTS by COMPANY;

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(ii)    a running royalty of […***…] percent ([…***…]%) of NET SALES of LIBRARY PRODUCTS by SUBLICENSEES;
(iii)    a running royalty of […***…] percent ([…***…]%) of NET SALES of LICENSED PRODUCTS (other than LIBRARY PRODUCTS) by COMPANY; and
(iv)    a running royalty of […***…] percent ([…***…]%) of NET SALES of LICENSED PRODUCTS (other than LIBRARY PRODUCTS) by SUBLICENSEES.
Royalties under this Section 5.4(a) shall be payable on a product-by-product and country-by country basis from the first commercial sale of a LICENSED PRODUCT in such country until the expiration of the last to expire of the PATENT RIGHTS claiming the manufacture, use or sale of such LICENSED PRODUCT in such country.
(b)    MINIMUM ANNUAL ROYALTIES.    COMPANY    shall make the following minimum annual royalty payments to MICHIGAN:

(i)	Calendar year 2016: US $[…***…];

(ii)	Calendar year 2017: US $[…***…];

(iii)	Calendar year 2018 and each calendar year thereafter during the TERM: US $[…***…].
In the event that aggregate earned royalties under Sections 5.4(a)(i), 5.4(a)(ii) and 5.4(a)(iii) for any calendar year do not equal or exceed the applicable minimum annual royalty payment for such calendar year as determined in accordance with this Section 5.4(b), then COMPANY shall pay to MICHIGAN within […***…] days after the end of such calendar year an amount equal to the difference between actual earned royalties and such minimum annual royalty payment.
(c)    REIMBURSEMENT OF PATENT COSTS. In consideration of the grant of the License, COMPANY shall reimburse MICHIGAN for all accrued patent costs for all patents, not including DROPPED PATENTS, up to EFFECTIVE DATE of this option agreement. Payment shall be made within […***…] days after COMPANY’s receipt of a written invoice for such costs (including appropriate supporting documentation). Payment shall be made by check made ant to the Regents of the University of Michigan and delivered according to the provision for notices in Article 9 below.
(d)    PAYMENT: REPORTS. Royalties under Section 5.4(a) shall be calculated and reported for each calendar quarter. All royalty payments due to MICHIGAN under this AGREEMENT shall be paid on a semi-annual basis no later than the last business day of […***…] and […***…]. Each payment shall be accompanied by a report of NET SALES of LICENSED PRODUCTS by COMPANY and its SUBLICENSEES in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number and type of LICENSED PRODUCTS sold, the gross sales and NET SALES of such LICENSED PRODUCTS, the amounts payable to MICHIGAN hereunder, the method used to calculate such payments, and the exchange rates used.

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(e)    MANNER AND PLACE OF PAYMENT: EXCHANGE RATES. All payments hereunder shall be payable in U.S. dollars. With respect to NET SALES invoiced in a currency other than dollars, the NET SALES shall be expressed in the domestic currency of the entity making the sale, together with the dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last business day of each month of the calendar quarter in which the NET SALES were made. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments owed under this AGREEMENT shall be made by check made out to the Regents of the University of Michigan and delivered according to the provision for notices in Article 9 below.
(f)    INCOME TAX WITHHOLDING. MICHIGAN will pay any and all taxes levied on account of any payments made to it under this AGREEMENT. If any taxes are required to be withheld by COMPANY, COMPANY shall (a) deduct such taxes from the payment the other party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to MICHIGAN and certify its receipt by the taxing authority within […***…] days following such payment.
(g)    AUDITS. During the TERM and for a period of […***…] thereafter, COMPANY shall keep, and shall cause its SUBLICENSEES to keep, complete and accurate records pertaining to the sale or other disposition of LICENSED PRODUCTS in sufficient detail to permit MICHIGA N to confirm the accuracy of all payments due hereunder. MICHIGAN shall have the right to cause an independent, certified public accountant reasonably acceptable to COMPANY to audit such records to confirm NET SALES and royalties for a period covering not more than the preceding
[…***…]. Such audits may be exercised during normal business hours upon reasonable prior written notice to COMPANY. Prompt adjustments shall be made by the parties to reflect the results of such audit. MICHIGAN shall bear the full cost of such audit unless such audit discloses an underpayment by COMPANY of more than […***…]% of the amount of royalties due under this AGREEMENT, in which case, COMPANY shall bear the full cost of such audit and shall promptly remit to MICHIGAN the amount of any underpayment.
ARTICLE 6    - TERM; TERMINATION
6.1    TERM. The term of this AGREEMENT (the ‘‘TERM”) shall commence on the EFFECTIVE DATE and, unless earlier terminated pursuant to Section 6.2 or 6.3, continue until either:
(a)    the expiration of the OPTION PERIOD, if COMPANY has not exercised its OPTION prior to such expiration; or
(b)    the expiration of the last to expire of the PATENT RIGHTS, if COMPANY exercises its OPTION prior to the expiration of the OPTION PERIOD.
6.2    TERMINATION BY MICHIGAN. MICHIGAN shall have the right to terminate this AGREEMENT upon 60 days’ prior written notice to COMPANY upon or after the material breach of any provision of this AGREEMENT by COMPANY if COMPANY has not cured such breach within the 60-day period following written notice of termination by MICHIGAN (which notice shall specify the nature of the alleged breach).

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6.3    TERMINATION BY COMPANY. COMPANY shall have the right to terminate this AGREEMENT for any reason or for no reason upon 30 days’ prior written notice to MICHIGAN.
6.4    CONSEQUENCES OF TERMINATION OR EXPIRATION.
(a)    Upon any termination of this AGREEMENT pursuant to Section 6.2 or 6.3:
(i)    the OPTION (if then in effect) and any license granted to COMPANY hereunder shall automatically terminate and revert to MICHIGAN; and
(ii)    if any sublicense granted under Section 5.1 by COMPANY is in effect immediately prior to such termination, MICHIGAN agrees to grant to the applicable SUBLICENSEE a license under the PATENT RIGHTS on substantially the same terms as set forth herein (with any such license to be set forth in a separate written agreement to be negotiated in good faith by MICHIGAN and such SUBLICENSEE).
(b)    Expiration or termination of this AGREEMENT shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth elsewhere in this AGREEMENT, the obligations and rights of the parties under Sections 3.3. 5.5(d), 5.5(e), 5.5(f), 5.5(g), 6.4, 7.2 and 7.3 and Articles 8, 9, 10 and 11 of this AGREEMENT shall survive expiration or termination of this AGREEMENT.
ARTICLE 7    - WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY
7.1    LIMITED REPRESENTATION OF MICHIGAN. MICHIGAN represents to COMPANY that, to MICHIGAN’s knowledge, MICHIGAN has not granted to any third party any exclusive rights or license with respect to any PATENT RIGHT. MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS will not infringe upon any patent or other rights.
7.2    DISCLAIMER. EXCEPT AS SET FORTH IN SECTION 7.1, MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY COMPANY OF LICENSED PRODUCTS.
7.3    LIMITATION OF MICHIGAN’S LIABILITY. COMPANY ASSUMES THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental , or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS to COMPANY regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.

ARTICLE 8    - INDEMNIFICATION
8.1    INDEMNITY. COMPANY shall defend, indemnify and hold harmless MICHIGAN, including its Regents, officers, fellows, employees, students, contractors, subcontractors, and agents (each, a “MICHIGAN INDEMNITEE”), any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “LOSSES”), to which any MICHIGAN INDEMNITEE may become subject as a result of any claim, demand, action or other proceeding by any third party resulting from any death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with any of the following: (1) use by COMPANY, its directors, employees, contractors, subcontractors or agents or by SUBLICENSEES of PATENT RIGHTS or (2) the design, manufacture, use, sale or other disposition of any LICENSED PRODUCTS or other products developed in connection with or arising out of PATENT RIGHTS by COMPANY and/or its SUBLICENSEES; except, in each case, to the extent such LOSSES result from the gross negligence or willful misconduct of any MICHIGAN INDEMNITEE or the breach by MICHIGAN of any warranty, representation, covenant or agreement made by MICHIGAN in this AGREEMENT. COMPANY shall not be obligated to indemnify MICHIGAN under this Paragraph after any unappealed or unappealable order of a court of competent jurisdiction holds that the claim was legally caused solely by the gross negligence or willful misconduct by MICHIGAN. The applicability of this Paragraph shall not be affected for any time period prior to any such order referred to in the prior sentence. The rights and obligations of this section shall survive termination or expiration of the AGREEMENT.
8.2    CONTROL OF DEFENSE. MICHIGAN shall give notice to COMPANY of any LOSSES that may be subject to indemnification under Section 8.1, promptly after learning of such LOSSES, and COMPANY shall assume the defense of such LOSSES with counsel reasonably satisfactory to MICHIGAN. If such defense is assumed by COMPANY with counsel so selected, COMPANY will not be subject to any liability for any settlement of such LOSSES made by a MICHIGAN INDEMNITEE without COMPANY’s consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by any MICHIGAN INDEMNITEE with respect to such LOSSES.
ARTICLE 9    - NOTICES
9.1    NOTICES. Any notice, request, report or payment required or permitted to be given or made under this AGREEMENT by either party is effective when mailed if sent by recognized overnight carrier or certified mail, electronic mail followed by confirmation by regular U.S. mail, or registered mail (return receipt requested) to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment not so given is not effective until actually received by the other party.

10.

To MICHIGAN:	To COMPANY:
The University of Michigan Office of Technology Transfer Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280	Chimerix, Inc. 5007 Southpark Drive, Suite 200 Durham, NC 27713 Attention: President and CEO
Attn: File Nos. 0373pl, 0546, 0546p2, 0546.lpl, 0546.lp2, 0546pld l , 0546pld2, 0546pld3, 0546pld4, 0546pld5, 0546pld5cl, 0623c2, 623c4, 0623c2dl, 0932plcl, 1134, 1181a, 1181A-RE, 1181b, 1503, 1558, 2719

ARTICLE 10    - CONFIDENTIALITY
10.1    CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this AGREEMENT or otherwise agreed in writing by the parties, the parties agree that, during the Term and for […***…] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this AGREEMENT any Information furnished to it by the other party pursuant to this AGREEMENT (collectively, “CONFIDENTIAL INFORMATION”). Each party may use such CONFIDENTIAL INFORMATION only to the extent required to accomplish the purposes of this AGREEMENT. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the CONFIDENTIAL INFORMATION. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the CONFIDENTIAL INFORMATION.
10.2    CONFIDENTIAL INFORMATION shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of CONFIDENTIAL INFORMATION belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.
10.3    Each party may disclose CONFIDENTIAL INFORMATION belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing, prosecuting or maintaining PATENT RIGHTS as permitted by this AGREEMENT;
(b)    prosecuting or defending litigation;
(c)    complying with applicable court orders or governmental regulations;
(d)    in the case of COMPANY, conducting development and/or commercialization of LICENSED PRODUCTS in accordance with this AGREEMENT and making regulatory filings with respect thereto; and

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(e)    disclosure to third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.
Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s CONFIDENTIAL INFORMATION pursuant to Section 10.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of CONFIDENTIAL INFORMATION hereunder. The parties will consult with each other on the provisions of this AGREEMENT to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.
ARTICLE 11    - MISCELLANEOUS PROVISIONS
11.1    USE OF NAME. COMPANY shall not use, either directly or indirectly, the name of MICHIGAN or any of its regents, officers, fellows or employees in any publicity or advertising unless a copy of the same is submitted to and approved in writing by MICHIGAN prior to any such use.
11.2    GOVERNING LAW; JURISDICTION. This AGREEMENT shall be construed, governed, interpreted and applied according to United States and State of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this AGREEMENT or the relationship between the parties. Should COMPANY bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this AGREEMENT or the relationship between the parties, COMPANY agrees to bring said action only in the Michigan Court of Claims.
11.3    ASSIGNMENT. Except as expressly provided hereunder, neither this AGREEMENT nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this AGREEMENT and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this AGREEMENT relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction involving COMPANY, such assignment will not be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this AGREEMENT, and such writing is provided to MICHIGAN. The rights and obligations of the parties under this AGREEMENT shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this AGREEMENT shall be void.
11.4    ENTIRE AGREEMENT; AMENDMENT. MICHIGAN and COMPANY agree
that this AGREEMENT, together with the PURCHASE AGREEMENT, sets forth their entire

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understanding concerning the subject matter of this AGREEMENT, and supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, other than the PURCHASE AGREEMENT, which shall remain in full force and effect in accordance with its terms. No modification of this AGREEMENT will be effective unless both MICHIGAN and COMPANY agree to it in writing.
11.5    SEVERABILITY. If a court of competent jurisdiction finds any term of this AGREEMENT invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.
11.6    NON-WAIVER. The failure of a party to insist upon strict performance of any provision of this AGREEMENT or to exercise any right arising out of this AGREEMENT shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
11.7    FORCE MAJEURE. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this AGREEMENT by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within […***…] days after its occurrence. All delivery dates under this AGREEMENT that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.
The authorized signatures for MICHIGAN and COMPANY below signify their acceptance of the terms of this AGREEMENT.

FOR CHIMERIX, INC. By: /s/ George Painter Typed Name: George Painter Title: President & CEO Date: 05/29/06	FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN By: /s/ Kenneth J. Nisbet Kenneth J. Nisbet Executive Director, UM Technology Transfer

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FIRST AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT
THIS FIRST AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT is made and entered into as of April 15, 2010 (the “Amendment Date”), by and between THE REGENTS OF THE UNIVERSITY OF MICHIGAN, a constitutional corporation of the State of Michigan, with offices located at Office of Technology Transfer, 1214 S. University Ave., Ann Arbor, MI 48104-2592 (“MICHIGAN”), and CHIMERIX, INC., a Delaware corporation, with offices located at 2505 Meridian Parkway, Suite 340, Durham, NC 27713 (“COMPANY").
WHEREAS, MICHIGAN and COMPANY entered into that certain Patent Option and License Agreement dated May 24, 2006 (the “License Agreement” pursuant to which MICHIGAN agreed to license to COMPANY certain patents and patent applications relating to MICHIGAN's Office of Technology Transfer Files 0373pl, 0546, 0546p2, 0546.lpl, 0546.lp2, 0546pld1, 0546pld2, 0546pld3, 0546pld4, 0546pld5, 0546pld5cl, 0623c2, 0623c2dl, 0932plcl, 623c4, 1134, 118la, 1181A-RE, 118lb, 1503, 1558, 2719 and 4527. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the License Agreement;
WHEREAS, MICHIGAN and COMPANY desire to modify certain provisions of the License Agreement as provided herein;
NOW THEREFORE, MICHIGAN and COMPANY agree as follows:
1.Amendment of Section 1.2(a). Section l.2(a) of the License Agreement is hereby amended to add the following at the end of such Section:
"and patent applications which are directed to inventions disclosed prior to the Amendment Date to the MICHIGAN Office of Technology Transfer and specifically described and enabled in the following Office of Technology Transfer file: […***…]."
2.    Additional Patent Rights. In the event that, during the […***…] period beginning on the Amendment Date, MICHIGAN's Office of Technology Transfer (“OTT”) becomes aware of any patents or patent applications owned solely by MICHIGAN and naming […***…] and/or […***…] as inventors that are directed to inventions disclosed prior May 24, 2006 to OTT, and OTT knows or believes that such patents or patent applications claim the composition of matter of, or any method of making or using, any composition in the COMPOUND LIBRARY (“Additional Patent Rights”), then MICHIGAN shall promptly notify COMPANY in writing. In such event, the parties shall promptly execute an amendment to the License Agreement (as amended by this Amendment) adding such Additional Patent Rights to Section 1.2 of the License Agreement, as amended. The parties agree that in no event shall COMPANY be obligated to pay any additional consideration to MICHIGAN beyond that set forth in the License Agreement and this Amendment in connection with or as a result of the addition of such Additional Patent Rights to Section 1.2 of the License Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the Additional Patent Rights shall exclude patents and patent applications owned by MICHIGAN that are directed to any of the inventions disclosed in the following MICHIGAN Office of Technology Transfer files:

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[…***…]

3.    New Section 1.13. Article 1 of the License Agreement is hereby amended to add the following new Section 1.13 at the end of such Article:
“1.13 “Sublicense Revenues'” means all license issue fees, maintenance fees, milestone payments, premiums above the fair market value on sales of debt or equity securities of COMPANY, and other amounts paid to COMPANY by SUBLICENSEES in consideration for the grant by COMPANY of a sublicense under the PATENT RIGHTS to develop, make, have made, use, sell, have sold, offer for sale, or import LICENSED PRODUCTS in the FIELD OF USE (with any of the foregoing consideration received by COMPANY other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that Sublicense Revenues shall exclude: (a) royalties on SUBLICENSEES’ sales of LICENSED PRODUCTS; (b) any funds paid to support research and/or development by COMPANY; (c) payments for equity or debt securities of COMPANY (except to the extent such payments exceed the fair market value of such securities upon date of receipt); (d) payments and reimbursements by any SUBLICENSEE of patent costs incurred or paid by COMPANY (except to the extent such payments and reimbursements exceed the amount owed or paid by COMPANY); and (e) payments tied to the provision of goods or services by COMPANY to a SUBLICENSEE to compensate COMPANY for the fair value of such goods or services (except to the extent such payments exceed the fair market value of such good or services upon date of receipt).”
4.    New Section 5.5(a2). Section 5.5 of the License Agreement is hereby amended to add the following new Section 5.5(a2) immediately before Section 5.5 (b):
“(a2) SUBLICENSE REVENUES. COMPANY shall pay to MICHIGAN […***…] percent ([…***…]%) of Sublicense Revenues received by COMPANY, provided that in no event shall the cumulative amounts paid or payable by COMPANY to MICHIGAN under this Section 5.5(a2) exceed $[…***…] in the aggregate. At such time as COMPANY has paid MICHIGAN an aggregate of $[…***…] pursuant to this Section 5.5(a2), COMPANY’s obligations under this Section 5.5(a2) shall terminate and be of no further force or effect. All amounts paid by COMPANY to MICHIGAN pursuant to this Section 5.5(a2) shall be fully creditable against earned royalty payments accruing under Section 5.5(a).”

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5.    Amendment of Section 9.1. Section 9.1 of the License Agreement is hereby amended to replace the address for COMPANY set forth therein with the following address:
Chimerix, Inc.
2505 Meridian Parkway, Suite 340
Durham, NC 27713
Attention: President and CEO
Section 9.1 of the License Agreement is also hereby amended to replace the address for MICHIGAN set forth therein with the following address:
The University of Michigan
Office of Technology Transfer
1214 S. University Ave., Second Floor Ann Arbor, MI 48104-2592
6.    Entire Agreement. The License Agreement, as amended by this Amendment, embodies the entire understanding of the parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the parties relating to the subject matter thereof and hereof. Except as specifically amended by this Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.
7.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Date.

THE REGENTS OF THE UNIVERSITY OF MICHIGAN	CHIMERIX, INC.

By: /s/ Kenneth J. Nisber	By: /s/ Kenneth Moch
Name: Kenneth J. Nisber	Name: Kenneth Moch
Title: Exec Dir, U-M Tech Transfer	Title: President & CEO

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SECOND AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT
THIS SECOND AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT (this “Second Amendment”) is made and entered into as of June 24, 2016 (the “Second Amendment Date”), by and between THE REGENTS OF THE UNIVERSITY OF MICHIGAN, a constitutional corporation of the State of Michigan, with offices located at Office of Technology Transfer, 1214 S. University Ave., Ann Arbor, MI 48104-2592 (“MICHIGAN”), and CHIMERIX, INC., a Delaware corporation, with offices located at 2505 Meridian Parkway, Suite 100, Durham, NC 27713 (“COMPANY”).
WHEREAS, MICHIGAN and COMPANY entered into that certain Patent Option and License Agreement dated May 24, 2006 (the “Original Agreement”), as amended by that certain First Amendment to Patent Option and License Agreement dated April 15, 2010 (the “First Amendment” and, collectively with the Original Agreement, the “License Agreement”), pursuant to which MICHIGAN has licensed to COMPANY certain patents and patent applications relating to MICHIGAN’s Office of Technology Transfer Files 0373p1, 0546, 0546p2, 0546.1p1, 0546.1p2, 0546p1d1, 0546p1d2, 0546p1d3, 0546p1d4, 0546p1d5, 0546p1d5c1, 0623c2, 0623c2d1, 0932p1c1, 623c4, 1134, 1181a, 1181A-RE, 1181b, 1503, 1558, 2719 and 4527. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the License Agreement;
WHEREAS, MICHIGAN and COMPANY acknowledge their mutual intent that the PATENT RIGHTS licensed to COMPANY under the License Agreement include patent applications and patents claiming the composition of matter of, or any method of using or making, any LIBRARY COMPOUND; and
WHEREAS, MICHIGAN and COMPANY desire to modify certain provisions of the License Agreement, as provided herein.
NOW THEREFORE, MICHIGAN and COMPANY agree as follows:
1.    Amendment of Second Recital to Original Agreement. The second paragraph after the introductory paragraph of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“MICHIGAN and COMPANY have entered into that certain Purchase Agreement for Michigan File 3358 Townsend Compound Library dated as of April 18, 2006 (the “PURCHASE AGREEMENT”), pursuant to which MICHIGAN sold and COMPANY purchased the collection of compositions identified therein as the CHEMICAL COMPOUND LIBRARY (the “COMPOUND LIBRARY”).”
2.    Amendment of Section 1.2. Section 1.2 of the License Agreement is hereby amended to add the following at the end of such Section:
“PATENT RIGHTS shall also include the NEW LIBRARY COMPOUND PATENTS.”

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3.    New Section 1.14. Article 1 of the License Agreement is hereby amended to add the following new Section 1.14 at the end of such Article:
“1.14    “NEW LIBRARY COMPOUND PATENTS” means MICHIGAN’s legal rights under the patent laws of the United States or relevant foreign countries for all of the following:
(a)    United States Provisional Patent Application No. […***…] and any United States patent application filed on or after […***…], (i) which claims the composition of matter of, or any method of using or making, any LIBRARY COMPOUND, and (ii) the inventors of which include at least one of […***…] and/or […***…], or any other employee or former employee of MICHIGAN (such composition of matter or method of use or manufacture, a “New Library Compound Invention”), including, without limitation, United States Provisional Patent Application No. […***…];
(b)    any foreign counterparts of any of the foregoing;
(c)    all divisionals, continuations, continuations-in-part (but only with respect to claims thereof that cover subject matter within the scope of the claims in the patent applications described in subparagraph (a) of this Section 1.14) thereof;
(d)    any other patent application claiming priority to any of the patent applications described in subparagraph (a) of this Section 1.14;
(e)    all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.”
4.    New Library Compound Patents.
(a)    New Library Compound Inventions. In the event that, during the TERM, COMPANY desires that one or more patent applications claiming any New Library Compound Invention (as defined in Section 1.14(a) of the License Agreement, as amended by this Second Amendment) be filed, then COMPANY shall so notify MICHIGAN in writing, and, subject to paragraphs 4(c), 4(d) and 4(f) of this Second Amendment, COMPANY shall have the first right to prepare and file one or more patent applications claiming any such New Library Compound Invention. Effective upon the filing of any such patent application claiming a New Library Compound Invention, such patent application shall automatically be deemed included in subparagraph (a) of Section 1.14 of the License Agreement and shall constitute a NEW LIBRARY COMPOUND PATENT for all purposes under the License Agreement (as amended by, and subject to the provisions of, this Second Amendment), including, without limitation, Article 5 of the License Agreement (as amended by this Second Amendment), and the parties shall promptly document the inclusion of such patent application in the NEW LIBRARY COMPOUND PATENTS in a writing executed by the parties.
(b)    Ownership. The parties shall jointly own all New Library Compound Inventions and all NEW LIBRARY COMPOUND PATENTS.

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(c)    Responsibility for Prosecution and Maintenance of NEW LIBRARY COMPOUND PATENTS. Notwithstanding Sections 3.1, 3.2, 3.3 and 3.4 of the License Agreement to the contrary, COMPANY shall control all aspects of filing, prosecuting and maintaining NEW LIBRARY COMPOUND PATENTS, subject to paragraphs 4(d) and 4(f) of this Second Amendment.
(d)    Consultation. COMPANY shall consider in good faith the requests and suggestions of MICHIGAN with respect to strategies for filing and prosecuting NEW LIBRARY COMPOUND PATENTS. COMPANY shall keep MICHIGAN informed of progress with regard to the preparation, filing, prosecution and maintenance of NEW LIBRARY COMPOUND PATENTS and shall provide to MICHIGAN copies of documents relevant to such preparation, filing, prosecution or maintenance. In the event that COMPANY desires to abandon any NEW LIBRARY COMPOUND PATENT, COMPANY shall provide reasonable prior written notice to MICHIGAN of such intention to abandon (which notice shall identify the particular NEW LIBRARY COMPOUND PATENT that COMPANY wishes to abandon and shall, in any event, be given no later than […***…] days prior to the next deadline for any action that may be taken with respect to such NEW LIBRARY COMPOUND PATENT with the U.S. Patent & Trademark Office or any foreign patent office) and provide MICHIGAN an opportunity to assume responsibility for such NEW LIBRARY COMPOUND PATENT, at MICHIGAN’s sole expense, subject to paragraph 4(f) of this Second Amendment.
(e)    Confidentiality. MICHIGAN agrees to hold all information disclosed to it by COMPANY pursuant to paragraph 4(a) or paragraph 4(d) of this Second Amendment confidential and to use such information only for the purpose of advancing NEW LIBRARY COMPOUND PATENTS.
(f)    Patent Costs. COMPANY shall be solely responsible for all fees and expenses incurred by it in preparing, filing, prosecuting, restoring and maintaining the NEW LIBRARY COMPOUND PATENTS. Notwithstanding the foregoing, if COMPANY notifies MICHIGAN of COMPANY’s desire to abandon any NEW LIBRARY COMPOUND PATENT pursuant to paragraph 4(d) of this Second Amendment, COMPANY shall have no further obligation to pay or bear any fees or expenses with respect to prosecution and maintenance of such NEW LIBRARY COMPOUND PATENT that accrue after expiration of the applicable notice period, or are incurred by MICHIGAN after MICHIGAN assumes responsibility for such NEW LIBRARY COMPOUND PATENT. If MICHIGAN assumes responsibility for, and continues to prosecute and maintain, any NEW LIBRARY COMPOUND PATENT that COMPANY elects to abandon, COMPANY shall at all times retain its license under, and its joint ownership interest in, such NEW LIBRARY COMPOUND PATENT, and the License Agreement (as amended by this Second Amendment) shall remain in full force and effect in accordance with its terms with respect to all PATENT RIGHTS, including, without limitation, such NEW LIBRARY COMPOUND PATENT, provided that all licenses granted under the License Agreement (as amended by this Second Amendment) solely with respect to such NEW LIBRARY COMPOUND PATENT shall become non‑exclusive.

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5.    Amendment of Section 9.1. Section 9.1 of the License Agreement is hereby amended to replace the addresses for MICHIGAN and COMPANY set forth therein with the following address:

To MICHIGAN:	To COMPANY:
The University of Michigan Office of Technology Transfer 1600 Huron Pkwy Building 520, 2nd floor Ann Arbor, MI 48109	Chimerix, Inc. 2505 Meridian Parkway, Suite 100 Durham, NC 27713 Attention: President and CEO
Attn: File Nos. 0373p1, 0546, 0546p2,0546.1p1, 0546.1p2, 0546p1d1, 0546p1d2, 0546p1d3, 0546p1d4, 0546p1d5, 0546p1d5c1, 0623c2, 0623c4,
0623c2d1,0932p1c1, 1134, 1181a, 1181A-RE, 1181b, 1503, 1558, 2719, 7166

6.    Entire Agreement. The License Agreement, as amended by this Second Amendment, embodies the entire understanding of the parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the parties relating to the subject matter thereof and hereof. Except as specifically amended by this Second Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.
7.    Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the Second Amendment Date.

THE REGENTS OF THE UNIVERSITY OF MICHIGAN	CHIMERIX, INC.
By: /s/ Kenneth J. Nisbet Name: Kenneth J. Nisbet Title: Assoc V.P. for Research U-M Tech Transfer	By: /s/ Timothy W. Trost Name: Timothy W. Trost Title: SVP & CFO

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THIRD AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT
THIS THIRD AMENDMENT TO PATENT OPTION AND LICENSE AGREEMENT (this “Third Amendment”) is made and entered into as of November 23, 2016 (the “Third Amendment Date”), by and between THE REGENTS OF THE UNIVERSITY OF MICHIGAN, a constitutional corporation of the State of Michigan, with offices located at Office of Technology Transfer, 1600 Huron Pkwy, Building 520, 2nd floor, Ann Arbor, MI 48109 (“MICHIGAN”), and CHIMERIX, INC., a Delaware corporation, with offices located at 2505 Meridian Parkway, Suite 100, Durham, NC 27713 (“COMPANY”).
WHEREAS, MICHIGAN and COMPANY entered into that certain Patent Option and License Agreement dated May 24, 2006 (the “Original Agreement”), as amended by that certain First Amendment to Patent Option and License Agreement dated April 15, 2010 (the “First Amendment”), and that certain Second Amendment to Patent Option and License Agreement dated June 24, 2016 (the “Second Amendment” and, collectively with the Original Agreement and the First Amendment, the “License Agreement”); and
WHEREAS, MICHIGAN and COMPANY desire to modify certain provisions of the License Agreement, as provided herein.
NOW THEREFORE, MICHIGAN and COMPANY agree as follows:
1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the License Agreement.
2.    Amendment and Restatement of Section 5.4. Section 5.4 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“5.4    As part of the diligence required by Section 5.3, COMPANY agrees to make the first commercial sale of a LICENSED PRODUCT by […***…].”
3.    Amendment and Restatement of Section 5.5(b). Subject to payment by COMPANY to MICHIGAN of the Third Amendment Fee (defined below) in accordance with paragraph 4 of this Third Amendment, Section 5.5(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(b)    MINIMUM ANNUAL ROYALTIES. COMPANY shall make the following minimum annual royalty payments to MICHIGAN:
(i)    Calendar year 2024: US $[…***…];
(ii)    Calendar year 2025: US $[…***…];
(iii)    Calendar year 2026: US $[…***…];

(iv)	Calendar year 2027, and each calendar year thereafter during the TERM: US $[…***…].
MICHIGAN shall send an invoice to COMPANY for the applicable minimum annual royalty amount for the applicable calendar year on or about the last business day of such calendar year.  The invoice

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shall reference this Section 5.5(b) and the applicable calendar year.  In the event that aggregate earned royalties under Sections 5.4(a)(i), 5.4(a)(ii) and 5.4(a)(iii) for such calendar year (including the fourth calendar quarter) do not equal or exceed the applicable minimum annual royalty payment for such calendar year under this Section 5.5(b), then COMPANY shall issue payment to MICHIGAN an amount equal to the difference between actual earned royalties and such minimum annual royalty payment within […***…] days from COMPANY’s receipt of such invoice.  If, however, the aggregate earned royalties under Sections 5.4(a)(i), 5.4(a)(ii) and 5.4(a)(iii) for such calendar year (including the fourth calendar quarter) do equal or exceed the applicable minimum annual royalty payment for such calendar year under this Section 5.5(b), then any invoice issued by MICHIGAN to COMPANY for the applicable minimum annual royalty payment for such calendar year shall be deemed null and void.
4.    Third Amendment Fee. In consideration of MICHIGAN’s agreement to amend and restate Section 5.5(b) of the Original Agreement as set forth above, COMPANY shall pay MICHIGAN as follows:
(a)    COMPANY shall pay to MICHIGAN a one-time, non‑refundable, non‑creditable fee of […***…] U.S. Dollars ($[…***…] USD) (the “Third Amendment Cash Payment”). MICHIGAN shall invoice COMPANY for the Third Amendment Cash Payment on or promptly after the Third Amendment Date, and COMPANY shall pay such invoiced amount to MICHIGAN within
[…***…] days of receipt of invoice; and
(b)    within […***…] days of the Third Amendment Date, COMPANY shall issue and deliver to MICHIGAN that number of shares of COMPANY’s common stock determined by dividing (x) the sum of […***…] U.S. Dollars ($[…***…] USD) by (y) the volume weighted average sale price per share of COMPANY’s common stock on The NASDAQ Global Market as reported by, or based upon data reported by, Bloomberg Financial Markets during the […***…] consecutive trading day period immediately preceding the Third Amendment Date (such stock issuance, the “Third Amendment Shares” and, collectively with the Third Amendment Cash Payment, the “Third Amendment Fee”). COMPANY’s obligation to issue and deliver the Third Amendment Shares to MICHIGAN is contingent upon MICHIGAN’s execution and delivery to COMPANY of a stock issuance agreement in COMPANY’s standard form and is subject to applicable securities laws.
For clarity, the Third Amendment Fee is in lieu of any and all minimum annual royalty payments that would or may have become due and payable under Section 5.5(b) of the Original Agreement on or before the Third Amendment Date, and the only minimum annual royalty payments that may become due under the License Agreement, as amended by this Third Amendment (collectively, the “Amended Agreement”), shall be those specified in the amended and restated Section 5.5(b) set forth in paragraph 3 of this Third Amendment.
5.    Invoicing Procedure. MICHIGAN shall send all invoices for amounts due pursuant to the Amended Agreement to […***…]. Except for any invoiced amounts subject to good faith dispute or as expressly set forth in Section 5.5(b) of the License Agreement (as amended and restated by this Third Amendment), COMPANY shall pay each invoice issued by MICHIGAN to COMPANY pursuant to the Amended Agreement on or before the applicable due date for such invoice specified in the Amended Agreement.

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6.    Entire Agreement. Except as specifically amended by this Third Amendment, the terms and conditions of the License Agreement shall remain in full force and effect. The License Agreement, as amended by this Third Amendment (i.e., the “Amended Agreement”), embodies the entire understanding of the parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the parties relating to the subject matter thereof and hereof.
7.    Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized representatives as of the Third Amendment Date.

THE REGENTS OF THE UNIVERSITY OF MICHIGAN	CHIMERIX, INC.
By: /s/ Kenneth J. Nisbet Name: Kenneth J. Nisbet Title: Assoc V.P. for Research U-M Tech Transfer	By: /s/ Timothy W. Trost Name: Timothy W. Trost Title: SVP & CFO

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